Exhibit 99

Accenture Reports Strong First-Quarter Fiscal 2015 Results

— Revenues increase 7% in U.S. dollars and 10% in local currency to $7.9 billion —

— EPS up 12%, to $1.29 —

— Operating income increases 9%, to $1.19 billion, with operating margin of 15.0%, an expansion of 20 basis points —

— New bookings are $7.7 billion, with consulting bookings of $3.9 billion and outsourcing bookings of $3.8 billion —

— Accenture raises outlook for full-year revenue growth to 5-8% in local currency; updates outlook for full-year EPS to range of $4.66 to $4.80, reflecting updated revenue guidance and company’s revised foreign-exchange assumption of negative 5% compared to its previous assumption of negative 2% —

NEW YORK; Dec. 18, 2014 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2015, ended Nov. 30, 2014, with record net revenues of $7.9 billion, an increase of 7 percent in U.S. dollars and 10 percent in local currency over the same period last year. Diluted earnings per share were $1.29, an increase of $0.14, or 12 percent, over the same period last year.

Operating income was $1.19 billion, an increase of 9 percent over the same period last year, and operating margin was 15.0 percent, a year-over-year expansion of 20 basis points.

New bookings for the quarter were $7.7 billion, with consulting bookings of $3.9 billion and outsourcing bookings of $3.8 billion.

Pierre Nanterme, Accenture’s chairman and CEO, said, “We delivered an excellent first quarter. I am particularly pleased with our 10 percent local-currency revenue growth, including strong growth in both consulting and outsourcing, as well as double-digit growth in four of our five operating groups.  We expanded operating margin 20 basis points and delivered outstanding earnings per share of $1.29—a 12 percent increase—while returning $1.3 billion in cash to our shareholders. Based on our first-quarter results, we are raising our business outlook for revenues for the full fiscal year.
“Our very strong results demonstrate that we are executing a growth strategy that is highly relevant for our clients. We continue to invest in capabilities, solutions and talent to further differentiate Accenture in the marketplace and improve our competitiveness. We remain very well-positioned to continue gaining market share and driving profitable growth.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2015 were $7.90 billion, compared with $7.36 billion for the first quarter of fiscal 2014, an increase of 7 percent in U.S. dollars and 10 percent in local currency.  Net revenues for the quarter reflect a foreign-exchange impact of approximately negative 3 percent, compared with the negative

2 percent we had previously assumed.  Adjusting for the actual foreign-exchange impact of approximately negative 3 percent in the quarter, the company’s guided range for quarterly net revenues would have been $7.495 billion to $7.745 billion.  Accenture’s first quarter fiscal 2015 net revenues were above this adjusted range.

▪	Consulting net revenues for the quarter were $4.09 billion, an increase of 4 percent in U.S. dollars and 7 percent in local currency compared with the first quarter of fiscal 2014.

▪	Outsourcing net revenues were $3.80 billion, an increase of 11 percent in U.S. dollars and 14 percent in local currency over the first quarter of fiscal 2014.

Diluted EPS for the quarter were $1.29, compared with $1.15 for the first quarter last year. The $0.14 increase in EPS reflects:

▪	$0.10 from higher revenue and operating results;

▪	$0.03 from a lower share count; and

▪	$0.01 from higher non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 32.2 percent, compared with 33.3 percent for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $1.35 billion, or 17.1 percent of net revenues, compared with $1.38 billion, or 18.7 percent of net revenues, for the first quarter last year.

Operating income for the quarter increased 9 percent, to $1.19 billion, or 15.0 percent of net revenues, compared with $1.09 billion, or 14.8 percent of net revenues, for the first quarter of fiscal 2014.

The company’s effective tax rate for the quarter was 25.1 percent, consistent with the first quarter last year.

Net income for the quarter was $892 million, compared with $812 million for the first quarter last year, a 10 percent increase.

Operating cash flow for the quarter was $873 million, and property and equipment additions were $52 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $821 million. For the same period last year, operating cash flow was $181 million; property and equipment additions were $59 million; and free cash flow was $122 million.

Days services outstanding, or DSOs, were 37 days at Nov. 30, 2014, compared with 36 days at Aug. 31, 2014 and 34 days at Nov. 30, 2013.

Accenture’s total cash balance at Nov. 30, 2014 was $4.5 billion, compared with $4.9 billion at Aug. 31, 2014.

Utilization for the quarter was 91 percent, compared with 88 percent for the fourth quarter of fiscal 2014 and 87 percent for the first quarter of fiscal 2014. Approximately 3 percentage points of the increase are due to a change in the company’s methodology for calculating utilization to include all billable employees.

Attrition for the first quarter of fiscal 2015 was 13 percent, compared with 15 percent for the fourth quarter of fiscal 2014 and 11 percent for the first quarter of fiscal 2014.

New Bookings

New bookings for the first quarter were $7.7 billion and reflect a negative 3 percent foreign-currency impact compared with new bookings in the first quarter last year.

▪	Consulting new bookings were $3.9 billion, or 51 percent of total new bookings.

▪	Outsourcing new bookings were $3.8 billion, or 49 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

▪	Communications, Media & Technology: $1.58 billion, compared with $1.41 billion for the first quarter of fiscal 2014, an increase of 12 percent in U.S. dollars and 15 percent in local currency.

▪	Financial Services: $1.72 billion, compared with $1.60 billion for the first quarter of fiscal 2014, an increase of 7 percent in U.S. dollars and 11 percent in local currency.

▪	Health & Public Service: $1.37 billion, compared with $1.23 billion for the first quarter of fiscal 2014, an increase of 11 percent in U.S. dollars and 13 percent in local currency.

▪	Products: $1.93 billion, compared with $1.80 billion for the first quarter of fiscal 2014, an increase of 7 percent in U.S. dollars and 10 percent in local currency.

▪	Resources: $1.30 billion, compared with $1.32 billion for the first quarter of fiscal 2014, a decrease of 1 percent in U.S. dollars and an increase of 2 percent in local currency.

Net Revenues by Geographic Region*

Net revenues by geographic region* for the first quarter of fiscal 2015 were as follows:

▪	North America: $3.44 billion, compared with $3.09 billion for the first quarter of fiscal 2014, an increase of 11 percent in U.S. dollars and 12 percent in local currency.

▪	Europe: $2.91 billion, compared with $2.76 billion for the first quarter of fiscal 2014, an increase of 5 percent in U.S. dollars and 9 percent in local currency.

▪	Growth Markets: $1.55 billion, compared with $1.50 billion for the first quarter of fiscal 2014, an increase of 3 percent in U.S. dollars and 9 percent in local currency.

*Beginning in fiscal 2015, the company is reporting its geographic regions as follows: North America (the United States and Canada); Europe; and Growth Markets (Asia Pacific, Latin America, Africa, the Middle East, Russia and Turkey). Previously, the company’s three geographic regions were the Americas; EMEA (Europe, the Middle East and Africa); and Asia Pacific.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 17, 2014, a semi-annual cash dividend of $1.02 per share was paid to Accenture plc Class A ordinary shareholders of record at the close of business on Oct. 17, 2014 and to Accenture SCA Class I common shareholders of record at the close of business on Oct. 14, 2014. These cash dividend payments totaled $679 million. This dividend represents an increase of $0.09 per share, or 10 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the first quarter of fiscal 2015, Accenture repurchased or redeemed 8.4 million shares for a total of $670 million, including approximately 7.1 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2014 was approximately $4.1 billion.

At Nov. 30, 2014, Accenture had approximately 664 million total shares outstanding, including 627 million Accenture plc Class A ordinary shares and 37 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares.

Business Outlook

Second Quarter Fiscal 2015

Accenture expects net revenues for the second quarter of fiscal 2015 to be in the range of $7.25 billion to $7.50 billion. This range assumes a foreign-exchange impact of negative 5 percent compared with the second quarter of fiscal 2014.

Full Fiscal Year 2015

Accenture’s business outlook for the full 2015 fiscal year now assumes a foreign-exchange impact of negative 5 percent compared with fiscal 2014; the previous foreign-exchange assumption was negative 2 percent.

For fiscal 2015, the company has raised its outlook for net revenue growth in local currency to be in the range of 5 percent to 8 percent, compared with 4 percent to 7 percent previously. Accenture now expects diluted EPS to be in the range of $4.66 to $4.80, compared with the company’s previously guided range of $4.74 to $4.88, reflecting the positive impact of its increased revenue outlook, which is more than offset by the negative impact of its revised foreign-exchange assumption.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 14.4 percent to 14.6 percent, an expansion of 10 to 30 basis points from fiscal 2014.

For fiscal 2015, the company continues to expect operating cash flow to be in the range of $3.95 billion to $4.25 billion; property and equipment additions to be $450 million; and free cash flow to be in the range of $3.5 billion to $3.8 billion.

The company continues to expect to return at least $3.8 billion to its shareholders in fiscal 2015 through dividends and share repurchases.

The company continues to expect its annual effective tax rate to be in the range of 26.0 percent to 27.0 percent.

Accenture continues to target new bookings for fiscal 2015 in the range of $34 billion to $36 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 234-9959 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 10:30 a.m. EST today, Thursday, Dec. 18, and continuing until Thursday, Mar. 26, 2015. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Thursday, Mar. 26, 2015. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 345557 from 10:30 a.m. EST Thursday, Dec. 18 through Thursday, Mar. 26, 2015.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 319,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$30.0 billion for the fiscal year ended Aug. 31, 2014. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the markets in which the company competes are highly competitive, and the company might not be able to compete effectively; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and/or company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company does not accurately anticipate the cost, risk and complexity of performing its work or if the third parties upon whom it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be less profitable than expected or unprofitable; the company’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; the company’s business could be materially adversely affected if the company incurs legal liability; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment; the company might not be successful at identifying, acquiring or integrating businesses or entering into joint ventures; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; changes in the company’s level of taxes, as well as audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; adverse changes to the company’s relationships with key alliance partners or in the business of its key alliance partners could adversely affect the company’s results of operations; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; if the company is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; many of the company’s contracts include payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; any changes to the estimates and assumptions that the company makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended November 30,
	2014	% of Net Revenues	2013	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$7,895,715	100%	$7,358,749	100%
Reimbursements	447,542		440,947
Revenues	8,343,257		7,799,696
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	5,356,425	67.8%	4,909,402	66.7%
Reimbursable expenses	447,542		440,947
Cost of services	5,803,967		5,350,349
Sales and marketing	907,574	11.5%	928,210	12.6%
General and administrative costs	444,007	5.6%	448,053	6.1%
Reorganization benefits, net	—	—%	(18,015)	(0.2)%
Total operating expenses	7,155,548		6,708,597
OPERATING INCOME	1,187,709	15.0%	1,091,099	14.8%
Interest income	10,099		6,756
Interest expense	(2,811)		(3,658)
Other expense, net	(2,979)		(10,620)
INCOME BEFORE INCOME TAXES	1,192,018	15.1%	1,083,577	14.7%
Provision for income taxes	299,776		271,931
NET INCOME	892,242	11.3%	811,646	11.0%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(50,636)		(49,098)
Net income attributable to noncontrolling interests – other (1)	(10,076)		(10,702)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$831,530	10.5%	$751,846	10.2%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$831,530		$751,846
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	50,636		49,098
Net income for diluted earnings per share calculation	$882,166		$800,944
EARNINGS PER SHARE:
-Basic	$1.32		$1.18
-Diluted (3)	$1.29		$1.15
WEIGHTED AVERAGE SHARES:
-Basic	628,439,218		636,695,545
-Diluted (3)	682,333,149		698,503,895
Cash dividends per share	$1.02		$0.93
_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.

(3)
Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2014 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the fiscal 2015 payment of cash dividends.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

				Percent Increase Local Currency
			Percent Increase (Decrease) U.S. dollars
	Three Months Ended November 30,
	2014	2013
OPERATING GROUPS
Communications, Media & Technology	$1,581,037	$1,410,983	12%	15%
Financial Services	1,716,227	1,597,966	7	11
Health & Public Service	1,368,442	1,230,074	11	13
Products	1,930,331	1,801,062	7	10
Resources	1,295,481	1,315,007	(1)	2
Other	4,197	3,657	n/m	n/m
TOTAL Net Revenues	7,895,715	7,358,749	7%	10%
Reimbursements	447,542	440,947	1
TOTAL REVENUES	$8,343,257	$7,799,696	7%
GEOGRAPHY
North America	$3,438,480	$3,092,658	11%	12%
Europe	2,905,142	2,761,564	5	9
Growth Markets	1,552,093	1,504,527	3	9
TOTAL Net Revenues	$7,895,715	$7,358,749	7%	10%
TYPE OF WORK
Consulting	$4,092,893	$3,937,667	4%	7%
Outsourcing	3,802,822	3,421,082	11	14
TOTAL Net Revenues	$7,895,715	$7,358,749	7%	10%
_________
n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2014		2013
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology	$188,757	12%	$153,368	11%	$35,389
Financial Services	297,582	17	263,568	16	34,014
Health & Public Service	201,803	15	179,305	15	22,498
Products	289,732	15	247,387	14	42,345
Resources	209,835	16	247,471	19	(37,636)
Total	$1,187,709	15.0%	$1,091,099	14.8%	$96,610

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	November 30, 2014	August 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,472,347	$4,921,305
Short-term investments	2,459	2,602
Receivables from clients, net	3,779,792	3,859,567
Unbilled services, net	1,874,936	1,803,767
Other current assets	1,446,711	1,317,201
Total current assets	11,576,245	11,904,442
NON-CURRENT ASSETS:
Unbilled services, net	32,464	28,039
Investments	60,321	66,783
Property and equipment, net	740,496	793,444
Other non-current assets	5,220,507	5,137,744
Total non-current assets	6,053,788	6,026,010
TOTAL ASSETS	$17,630,033	$17,930,452
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4	$330
Accounts payable	947,270	1,064,228
Deferred revenues	2,170,743	2,348,034
Accrued payroll and related benefits	3,677,331	3,380,748
Other accrued liabilities	1,342,055	1,364,739
Total current liabilities	8,137,403	8,158,079
NON-CURRENT LIABILITIES:
Long-term debt	26,786	26,403
Other non-current liabilities	3,449,480	3,460,633
Total non-current liabilities	3,476,266	3,487,036
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	5,481,501	5,732,035
NONCONTROLLING INTERESTS	534,863	553,302
TOTAL SHAREHOLDERS’ EQUITY	6,016,364	6,285,337
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,630,033	$17,930,452

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended November 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$892,242	$811,646
Depreciation, amortization and asset impairments	166,519	145,327
Reorganization benefits, net	—	(18,015)
Share-based compensation expense	128,915	126,906
Change in assets and liabilities/other, net	(314,776)	(884,631)
Net cash provided by operating activities	872,900	181,233
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(51,858)	(58,959)
Purchases of businesses and investments, net of cash acquired	(38,641)	(137,387)
Other investing, net	1,286	794
Net cash used in investing activities	(89,213)	(195,552)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	196,022	180,233
Purchases of shares	(670,167)	(721,514)
Cash dividends paid	(678,736)	(630,234)
Other financing, net	26,004	32,999
Net cash used in financing activities	(1,126,877)	(1,138,516)
Effect of exchange rate changes on cash and cash equivalents	(105,768)	48,148
NET DECREASE IN CASH AND CASH EQUIVALENTS	(448,958)	(1,104,687)
CASH AND CASH EQUIVALENTS, beginning of period	4,921,305	5,631,885
CASH AND CASH EQUIVALENTS, end of period	$4,472,347	$4,527,198